EXHIBIT 14



                              THOMAS NELSON, INC.
                     CODE OF BUSINESS CONDUCT AND ETHICS

I.    INTRODUCTION

II.   CONFLICTS OF INTEREST
      A.  Introduction
      B.  General Policy
      C.  Serving as a Director, Officer or Employee of a Non-Nelson Business
      D.  Potential Conflicts by Family and Friends
      E.  Political Activities

III.  CORPORATE OPPORTUNITIES
      A.  Prohibition on Taking Nelson Corporate Opportunities
      B.  Understanding Permissible Business Gifts

IV.   CONFIDENTIALITY AND PRESERVATION OF RECORDS

V.    BUSINESS CONDUCT AND FAIR DEALING
      A.  General Policy
      B.  Antitrust Matters
      C.  Relations with Competitors
      D.  Relations with Customers
      E.  Relations with Suppliers
      F.  Price Discrimination and Promotional Allowances
      G.  Monopolization and Market Power
      H.  Mergers, Acquisitions and Joint Ventures
      I.  Unfair Methods of Competition and Deceptive Advertising and Practices

VI.	PROTECTION AND USE OF NELSON PROPERTY
      A.  Nelson Property
      B.  Use of Technology

VII.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS
      A.  General
      B.  Integrity of Nelson Records
      C.  Compliance with Insider Trading Laws
      D.  Fair Employment Practices
      E.  Government Requests
      F.  Safety and Health
      g.  Environmental Matters
      H.  Copyright and Trademark Matters

VIII. COMPLIANCE WITH AND IMPLEMENTATION OF CODE OF BUSINESS CONDUCT
      A.  General
      B.  Questions Regarding Code
      C.  Determination of Violations
      D.  Request for Waivers
      E.  Good Faith Reporting of Wrongdoing

IX.   DISCLAIMER OF EMPLOYMENT CONTRACT

X.    RESERVATION OF RIGHTS




                              THOMAS NELSON, INC.
                     CODE OF BUSINESS CONDUCT AND ETHICS


I.    INTRODUCTION

     Thomas Nelson, Inc. (the "Company" or "Nelson") is committed to achieving high standards of business and personal and ethical conduct for itself, its Directors and all personnel. Through performance in accordance with these standards, the Company, its Directors and all of its employees will merit and enjoy the respect of one another, the business community, our shareholders, our meeting planners and guests, our suppliers, and the public.

     It is the personal responsibility of all Directors and employees to acquaint themselves with all legal and policy standards and restrictions applicable to their duties and responsibilities, and to conduct themselves accordingly. Over and above the strictly legal aspects involved, all Directors and employees are expected to observe high standards of business and personal ethics in the discharge of their duties. This Code of Business Conduct and Ethics (the "Code") is designed to help ensure that these things occur.

     This Code applies to all Directors and employees of Nelson and its subsidiaries. "Employees" means an officer or employee of Nelson and its affiliates, and it includes Executive Officers, unless otherwise stated. Certain parts of this Code may apply specifically to "Executive Officers," and are so indicated. "Executive Officer" means a member of Nelson management so designated by resolution of the Board. All employees and Directors are required to read and understand this Code, and compliance with the conduct policies set forth herein is required of all personnel.

     This Code supercedes and replaces any conflicting provisions of the Thomas Nelson, Inc. Corporate Compliance Program and any conflicting provisions of the Employee Handbook for Thomas Nelson, Inc. and is intended to comply with the new requirements of the NYSE Listing Standards Committee and the Sarbanes-Oxley Act of 2002. Directors and employees are encouraged to report violations of laws, regulations, or this Code using the processes described in
Article VIII of this Code. Nelson will not permit retaliation against Directors or employees for reports made in good faith.

II.   CONFLICTS OF INTEREST

      A.  Introduction

      For purposes of our Code, a "conflict of interest" occurs when an individua's private interests interfere in a material way or appears from the perspective of a reasonable person to interfere in a material way with the interests of Nelson as a whole. A conflict situation can arise when an employee or Director takes actions or has interests that may make it difficult to perform his or her responsibilities objectively and effectively. Ordinarily, a conflict exists when an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of Nelson's business. Conflicts of interest may also arise when an employee or Director or a member of his or her family, receives improper personal benefits as a result of his or her position at Nelson. Notwithstanding the foregoing, accepting things of value in accordance with Section III.B of this Code shall not constitute the receipt of improper personal benefits.

      B.  General Policy

      Nelson must have the confidence of its authors, suppliers, customers and the public. Directors and employees must avoid conflicts or the appearance of conflicts, as discussed above. Specifically, employees should avoid any outside financial interests that might conflict with the Company's interests. Such outside interests could include, among other things:

      1. Personal or family financial interests in or indebtedness to enterprises that have business relations with the Company.

      2. Acquiring any interest in outside entities, properties, etc., in which the Company has an interest or potential interest. This would include stock in businesses being considered for acquisition, or real estate or possible new or expanded company operations.

      3. Conduct of any business not on behalf of the Company with any author, vendor, supplier, customer or agency or any of their officers or employees.

      Employees should report any material transaction or relationship that could result in a conflict of interest to Nelson's General Counsel.

      C.  Serving as a Director, Officer or Employee of a Non-Nelson Business

      The Company expects its employees to devote their full energies to their work. Therefore, an employees' outside activities must not reflect adversely on the Company or give rise to a real or apparent conflict of interest with the employee's duties with the Company. Employees must be alert to potential conflicts of interests and be aware that they may be asked to discontinue any outside activity should such a conflict arise.

      Nelson employees must have the written approval in advance of accepting an appointment or position to serve as a Director, partner, owner, officer, or employee of any non-Nelson business. Employees should submit the request in writing to an appropriate corporate officer. If the service is permitted, then any employee acting in this dual capacity must inform the applicable corporate officer of any matter affecting this dual responsibility at any time and, if warranted, abstain from any discussion or vote arising from this situation. No outside employment of a Nelson employee which may constitute a conflict of interest is permitted unless approved in advance under this Code. Outside employment considered to be a conflict of interest would include, but is not limited to, employment with or service on the board of directors of a publishing company. Nelson directors who accept nominations to serve as directors of other public companies shall, in cases where such nominations have not previously been disclosed, notify in writing the Chairman of the Board of Directors.

      Notwithstanding the foregoing, volunteering in civic and charitable organizations is encouraged for Nelson employees. To serve as a director or officer of a charitable or civic organization, an employee must obtain written approval from the employee's supervisor in advance of accepting the appointment. Participation in such activities shall not be deemed to be within an individual's scope of employment or authority as an employee, and Nelson assumes no liability therefor.

      D.  Potential Conflicts by Family and Friends

      The above conflict of interest guidelines are not intended to interfere with your personal life, but there may be situations where the actions of family members and close personal friends may cause an employee a conflict of interest. For example, gifts or other benefits offered to an employee's family member by suppliers or potential suppliers are considered business gifts and it is the same as if they were given to the employee. If an employee's spouse, relative, or close personal friend is directly involved in a business that would like to provide goods or services to Nelson, the employee cannot use his or her position at Nelson to influence the bidding process or negotiation in any way.

      E.  Political Activities

      The Company encourages all employees to participate in the political process and respects the right of each employee to determine his or her own participation. However, federal law and the laws of many states and foreign countries prohibit corporations from making political contributions. Thus, an employee's contributions to a candidate for elective office or a political party must not be - or appear to be - made with or reimbursed from the Company's funds or assets. Similarly, employees may not devote any worktime to any campaign for a candidate or political party, nor may any employee permit any campaign or candidate to use any Company facility or property.

      From time to time, the Company identifies legislative issues that affect the Company's business. In certain instances, the Company may encourage employees to support or oppose such legislation. In no instance, however, may any employee use a position of authority to make another employee feel compelled or pressured to work for or on behalf of any legislation, candidate, political party or committee, to make contributions for any political purpose or to cast his or her vote in a particular way.

      No funds or assets of the Company will be used for federal, state or local political campaign contributions. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through purchase of tickets to special dinners or other fundraising events or the furnishing of any other goods, services or equipment to political parties or committees.

      No funds or assets of the Company will be used directly or indirectly for political contributions outside the United States, even when permitted by applicable law, without the prior written approval of the Chief Executive Officer of the Company.

III.  CORPORATE OPPORTUNITIES

      A.  Prohibition on Taking Nelson Corporate Opportunities

      Directors and employees of Nelson stand in a fiduciary relationship to Nelson and must advance its legitimate interests when the opportunity to do so arises. It is a breach of this duty for any such person to take advantage of a business opportunity for his or her own or another person's personal profit or benefit when the opportunity is within the corporate powers of Nelson and when the opportunity is of present or potential practical advantage to Nelson. If such a person so appropriates such a Nelson corporate opportunity, Nelson may claim the benefit of the transaction or business and such person exposes himself or herself to liability in this regard. It is Nelson's policy that no Director or employee take a corporate opportunity without the consent of the Board.

      B.  Understanding Permissible Business Gifts

      The general purpose of gifts and favors in a business context is to create goodwill. If they do more than that, and have the potential to unduly influence judgment or create a feeling of obligation, employees should not accept them. Employees may not solicit any kind of gift or personal benefit from present or potential suppliers or customers. Employees are prohibited from accepting gifts of money (or monetary equivalents), whether solicited or unsolicited. The following transactions are permitted and shall be considered an exception to the general prohibition against accepting things of value:

      1. Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with parents, children or spouse) when the circumstances make it clear that it is those relationships, rather than the business of Nelson that are the motivating factors;

      2. Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by Nelson as a reasonable business expense if not paid for by another party;

      3. Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items;

      4. Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

      5. Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement or Christmas; or

      6. Acceptance of civic, charitable, education, or religious organizational awards for recognition of service and accomplishment.

      In addition, an employee may not give anything of value to any customer or potential customer as an inducement to obtain business or favorable treatment. Similarly, employees are prohibited from giving anything of value to public officials, as an inducement to have a law or regulation enacted, defeated or violated.

      The purpose of this policy is to avoid violations of law and to insure that Nelson's business is safeguarded from undue influence of bribery and personal favors. Whenever you have dealings with persons who have business with the Company, the requirements of the law must be kept in mind. Necessarily, the application of the policy stated herein will require good judgment and common sense. If you encounter situations in which you are not sure of your obligations, you should consult the Company's legal counsel.

      It is inevitable and desirable that you will have individual business and personal relationships with Nelson's customers, suppliers and others who do business with Nelson even though such individual business and personal relationship is not connected with Nelson's business. This policy is not intended to discourage such relationships. Any such business relationship should be on customary terms and for proper and usual purposes. However, you should not solicit any special favors in recognition of your relationship with Nelson.

IV.   CONFIDENTIALITY AND PRESERVATION OF RECORDS

      Employees frequently have access to confidential information concerning the Company's business. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Safeguarding confidential information is essential to the conduct of the Company. Caution and discretion must be exercised in the use of such information, which should be shared only with those who have a clear and legitimate need and right to know.

      No employee may disclose confidential information of any type to anyone except persons within the Company who need to know. Information regarding a customer may not be released to third parties, government, or other organizations, without the consent of the customer unless required by law.
Any requests for information arising through a legal process (e.g., subpoena or court order) must first be referred to the Company's General Counsel before the release of the information.

      Whenever an employee becomes aware of an investigation which affects Nelson, he or she shall immediately notify the Company's General Counsel. Notwithstanding any Nelson records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending lawsuit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed or destroyed. For purposes of this section, "records" means any of hard copy, paper documents and electronic records, including but not limited to, e-mail, voicemail and the contents of hard drives.

      Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the Securities and Exchange Commission ("SEC") under the Sarbanes-Oxley Act of 2002.

V.    BUSINESS CONDUCT AND FAIR DEALING

      A.  General Policy

      Each Nelson employee and Director must endeavor to deal fairly with Nelson's customers, suppliers, competitors and other employees. No employee or Director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of a material fact, or any other unfair-dealing practice.

      B.  Antitrust Matters

      The Company wishes to comply with the antitrust laws of the United States and with the competition laws in every country in which the Company conducts business because it is committed to fair and open competition. The Company believes that the long-range interests of its shareholders, customers, and personnel are best served by following business practices based on compliance with the law and respect for the operation of a free-market economy.

      An antitrust violation is a serious matter. Under federal law, for certain violations such as price fixing, felony convictions are provided, and a corporation may be fined up to $10 million if convicted. Individuals may be fined up to $350,000, or imprisoned for up to three years, or both. Many states' laws also provide criminal penalties. Antitrust violations may also subject the Company to extremely costly litigation and civil damages.
Companies or individuals that are harmed as a result of antitrust violations are entitled to recover three times the amount of the actual damages, plus attorneys' fees.

      C.  Relations with Competitors

      The Company's personnel are prohibited from entering into discussions, formal agreements, or informal understandings with competitors concerning any material aspect of the Company's business. This includes such issues as prices and anything that affects prices, such as general pricing policies, wages, costs, profits, terms of sale, discounts and allowances, promotions, and credit arrangements. Other forbidden topics include market share, production volume, production quota, production capacity, sales territory, choice of customers, products and services to be offered, bidding strategy, customer allocation, territory allocation, and methods of distribution.

     The policy against communications with competitors also includes listening to or receiving information, even if unsolicited from competitors. Company personnel shall not send to or receive from a competitor any kind of price information. Information concerning competitors' pricing activities, including published price lists generally circulated to the trade, may be obtained only from the Company's customers or other non-competitive sources. However, the Company's personnel are prohibited from using customers as conduits to enable the Company to communicate with competitors.

      The Company's policy regarding the setting of Company prices requires that all prices be determined independently by the Company, in light of Company costs, market conditions, and competitive prices. Competitive prices may be considered in making pricing decisions, but they should be obtained only from publicly available published lists or from customers.

      D.  Relations with Customers

      As a general rule, the Company has the right to select its customers and to determine with whom it does business. The Company also has the right to refuse to do business with a person or company, provided that decision is made independently. Any refusal to deal with a potential customer must not be part of an agreement with another person or company, whether formal or informal, or part of a plan to injure competition, obtain a monopoly, or otherwise restrain trade. Refusals to deal frequently lead to litigation and so legal counsel should be obtained before the Company refuses to sell to any customer or prospective customer, except when that refusal is based solely upon credit reasons.

      Company personnel shall not enter into any agreements or understandings, including "gentlemen's agreements" or unspoken tacit understandings, concerning the resale prices or terms or conditions of a sale of Company products by a customer. The Company may at most suggest resale prices and terms and conditions of sales of the Company's products by the customers. There must never be any requirement or even the appearance of a requirement that a customer must adhere to the Company's suggestions as to prices.

      The practice of requiring a customer to purchase one product in order to obtain another product, called a "tying arrangement", is generally against Company policy. The same is true of "full-line forcing," requiring a customer to buy a full line of products or none at all. Not all tying arrangements or line-forcing situations, however, are illegal or against Company policy. Because of the complexity of this area of the law, counsel should be consulted before any sale is made which involves a tying arrangement. Employees should also consult legal counsel before entering into any exclusive arrangements with customers.

      E.  Relations with Suppliers

      The Company is free to choose its suppliers and to refuse to do business with any particular supplier, so long as that decision is made independently and does not involve any agreement with another company or person.

      The Company may sell its products to its suppliers, but it is against Company policy to require a supplier to purchase the Company's products as a condition to the Company purchasing products or services from that supplier.

      As a general rule, it is against Company policy to enter into exclusive arrangements with suppliers which unreasonably restrict the suppliers' ability to deal with competitors of the Company. Certain types of exclusive agreements with suppliers are permissible, and legal counsel should be consulted before entering into any such arrangements.

      F.  Price Discrimination and Promotional Allowances

      United States law prohibits selling the same products at different prices, or under different terms, services, or allowances, to different customers who compete or whose customers compete in the sale of the Company's products.
Under most circumstances, this law also prohibits the Company, when buying products, from inducing or accepting such discriminatory prices, terms, services, or allowances.

      Although a discriminatory price or other allowance may be justifiable in certain limited situations, such as meeting a specific competitor's price or reflecting verifiable cost savings, such legal justification is generally difficult. Any summarization of price discrimination law is necessarily incomplete, and legal counsel should be consulted before engaging in any discriminatory practice.

      G.  Monopolization and Market Power

      Company employees should avoid any tactics that may appear to be intended to eliminate competition or to put particular competitors out of business.
Such activity would include sales at unreasonably low prices (e.g., below cost) as well as other predatory practices. Competitive strategies and market conditions in areas where the Company has a significant market position should be reviewed with legal counsel.

      H.  Mergers, Acquisitions and Joint Ventures

     These activities may violate the antitrust laws if their effect presently or in the future may be to lessen competition substantially or to tend to create a monopoly. Certain acquisitions or divestitures that meet minimum government requirements must be reported to federal agencies in advance. In those instances, the Company must observe statutory waiting periods before completing the transaction. Failure to notify can result in severe penalties. Therefore, Company personnel must consult Company counsel as soon as a merger, acquisition, or joint venture, or even a partial acquisition is contemplated, and he or she is to be kept advised of all developments including proposed closing dates.

      I.  Unfair Methods of Competition and Deceptive Advertising and Practices

      Federal law and the laws of many states prohibit unfair methods of competition and unfair or deceptive acts or practices. These statutes are broad in scope and prohibit, among other things, deceptive advertising, as well as statements or pricing that tend to convey a false impression of a value of the product or are otherwise misleading. Company personnel should avoid any practice that could be construed as unethical or as an unfair method of competition or a deceptive or unfair practice.

VI.   PROTECTION AND USE OF NELSON PROPERTY

      A.  Nelson Property

      Employees and Directors have a duty to protect and conserve Nelson property and to insure its efficient use for proper purposes. All Nelson assets shall be used for legitimate business purposes and not for personal gain. Employees of Nelson are to take care and responsibility to safeguard the property of Nelson within reason. Notwithstanding the foregoing, at no time is Nelson employee to put his/her person at risk to safeguard Nelson property. Nelson property includes, but is not limited to: (i) all physical property of Nelson whether leased or owned by Nelson and includes all fixtures; (ii) all books and records in possession of Nelson; (iii) all marketing studies, advertising or promotional materials, customer lists, logs, reports or any other forms or surveys that are in Nelson's possession; and (iv) all proprietary software.

      B.  Use of Technology

      Electronic mail and e-mail systems (including electronic bulletin boards) are property of the Company and must be used primarily for business purposes and only occasionally for personal reasons. The use of e-mail must conform to the policies and values of the Company. Among other things, messages which violate any of the Company's policies or invite participation in illegal activities, such as gambling or the use and sale of controlled substances, are prohibited. Statements which, if made in any other forum, would violate any of the Company's policies, including without limitation, policies against harassment or discrimination and the misuse of confidential information, are prohibited to the same extent in an e-mail message. E-mail systems may be used to transmit sensitive information only when such information is adequately protected. Subject to applicable laws and regulations, the Company reserves the right to monitor, review and disclose e-mail and voicemail as it deems appropriate.

      The Internet is an efficient and valuable business tool and is to be used primarily for business purposes. Nelson reserves the right to access all information on Company computers, including but not limited to e-mail and history of internet usage, even where personal passwords have been assigned. If you have questions about the use of your computer, the Internet, e-mail or voice mail, please see your supervisor.

VII.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      A.  General

      Directors and employees must comply fully with applicable laws, rules and regulations at all times. In particular, Directors and employees should take note of laws, rules and regulations regarding the integrity of Nelson's records, insider trading and fair employment practices.

      B.  Integrity of Nelson Records

      Accuracy and reliability in the preparation of all business records, financial statements and reports to regulatory and other government agencies is of critical importance to the corporate decision-making process and to the proper discharge of the Company's financial, legal and reporting obligations. To this end, the Company shall:

   -  comply with generally accepted accounting principles at all times;

   - maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

   - maintain books and records that accurately and fairly reflect the Company's transactions;

   - prohibit the establishment of any undisclosed or unrecorded funds or assets;

   - maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared; and

   - maintain disclosure controls and procedures which ensure that material information relating to the Company and its subsidiaries is made known to the Company's senior management on a timely basis.

      All business records, expense accounts, vouchers, bills, payroll, service records and other statements and reports are to be prepared with care and honesty. False or misleading entries are prohibited. All corporate funds and assets are to be recorded in accordance with applicable corporate procedures. Compliance with accounting procedures and internal control procedures is required at all times. It is the responsibility of all employees to ensure that both the letter and the spirit of corporate accounting and internal control procedures are strictly adhered to at all times.

      In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be a violation of this Code for any officer or Director of Nelson or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent or certified accountant engaged in the performance of an audit of Nelson's financial statements for the purposes of rendering such financial statements materially misleading.

      C.  Compliance with Insider Trading Laws

      Stock transactions are regulated by numerous complex laws. Severe civil and criminal penalties can be imposed on individuals and corporations convicted of violations. You are expected to comply fully with the Thomas Nelson, Inc. Securities Trading Policy (the "Policy"). Certain provisions are summarized below. All employees are encouraged to consult the Policy for a complete description.

      1. You may not trade in Nelson stock or other securities when you have material information about Nelson that has not been publicly released.

      2. You may not share material, nonpublic information about Nelson with friends, family members or others who do not need the information as part of their work for Nelson.

      3. You may not engage in transactions in which you may profit from short-speculative swings in the value of Thomas Nelson stock.

      4. Directors, executive officers, and certain other Thomas Nelson employees are prohibited from trading in Thomas Nelson stock or other securities prior to quarterly earnings releases, during special blackout periods or during pension plan blackout periods.

      5. The consequences of violating insider trading laws can include civil penalties, criminal penalties and jail terms.

      D.  Fair Employment Practices

      Race, Color, Religion, National Origin, Sex, Age and Disability. Diversity is not only a welcomed reality in today's competitive work force, but also a key to increased productivity. Employees at the Company were recruited, selected and hired on the basis of individual merit and ability with respect to the position filled. As a business comprised of talented and diverse team members, the Company must be committed to the fair and effective utilization of all employees without regard to race, color, religion, national origin, sex, age or disability unrelated to ability to do the job. Employees must all keep in mind that equal employment opportunity is indispensable in every aspect of the employment relationship. The relationship covers origin, training, working conditions, benefits, compensation practices, employment functions (including promotion, demotion, discipline, transfer, termination and reduction in force) and Company sponsored educational, social and recreational programs. The Company will move affirmatively and aggressively toward full and equal participation for each and every one of its employees as a matter of sound moral, legal and business policy. The Company steadfastly requires all of its employees to treat each other, regardless of title or position, with the fairness and respect necessary to maintain a diverse place of employment that encourages each person to contribute to her or his fullest potential.

      Sexual Harassment. Every person conducting business on the Company premises, whether or not employed by the Company, must refrain from engaging in any verbal or physical conduct that could be construed as sexual harassment. Such conduct may consist of making unwelcome sexual advances, or engaging in coercive behavior that is sexual in nature when the rejection of or submission to such conduct affects, either implicitly or explicitly, an employee's status of employment (e.g., pay, promotion, assignment, termination, etc.). In addition to offending-if not injuring-the victim of such conduct, sexual harassment is counterproductive to sound business policy.

      E.  Government Requests

      It is the Company's policy to cooperate with all reasonable requests from government authorities. All requests for information should be responded to with complete and accurate information. In addition, documents should always be retained in accordance with the Company's document retention policy and should never be concealed, altered or destroyed in anticipation of, or in response to, any investigation. Any request for information from a government authority, other than routine items requested in the ordinary course of business, should be reported to the General Counsel so that the Company may consult its legal counsel about the request prior to providing any information.

      F.  Safety and Health

      The Company is committed to its employees and to providing and maintaining safe and healthful working conditions. Thomas Nelson, Inc. is a "drug-free workplace" and a "tobacco free workplace". The Company maintains an on-site security program for the protection of its employees, as well as its property. Personal injuries and illnesses arising out of occurrences at work result in poor morale, lost production, lost wages, medical expense, worker's compensation and disability expense and the loss of enjoyment of life by employees. A successful safety and health program must be the joint responsibility of the Company and its employees. The Company is committed to providing working conditions that comply with all applicable laws, regulations and standards affecting safety and health. All employees are required to know and observe the safety and health laws, regulations and standards applicable to their particular jobs, areas and equipment and to report to the Company anything that violates those laws, regulations or standards or is unsafe or unhealthy.

      G.  Environmental Matters

      It is the Company's policy to comply with all applicable environmental laws at all times. The Company is committed to the proper handling, storage, use, shipment and disposal of all materials that are regulated under any applicable environmental law, and all employees will abide by such requirements.

      The Company is also committed to maintaining all necessary environmental permits and approvals. Certain employees are charged with ensuring that the Company remains in material compliance with the terms and conditions of any such permits and approvals and with filing any reports and notifications required under any applicable environmental laws. Such employees will ensure that all permit applications, reports and notifications are timely filed. If such employees discover any omission or lack of timely action, they will promptly report this to their immediate supervisor and take appropriate action to correct such omission.

      Certain employees are charged with maintaining, in accordance with the Company's document retention policy, all documents required to be maintained under applicable environmental laws. Such persons will verify that all manifests, other shipping documents, Material Safety Data Sheets ("MSDS"), chemical inventory forms, and monitoring and sampling, data reports are properly completed and maintained.

      If any employee becomes aware of a spill, release, or discharge of any material regulated pursuant to an applicable environmental law or of any violation of an applicable environmental law, such employee will immediately report such event to his or her immediate supervisor so that necessary action may be taken. Necessary action may include evacuating employees, reporting such event to a governmental authority if required pursuant to any environmental law, and containing and cleaning up any such spill, release, or discharge. Employees should also report any other violations of this policy that they observe.

      H.  Copyright and Trademark Matters

      It is the policy of the Company to comply fully with all laws of the United States and each state where the Company conducts business concerning copyright and trademark matters. Any question whether a proposed action would infringe upon the copyright or trademark rights of another company or individual should be referred directly to the general counsel's office. Such matters include copying or distributing written work prepared by others, using signs or symbols that may be trademarks or service marks, or doing company business under any name other than the Company's name.

      Certain copyrights and trademarks owned by the Company are valuable assets. Each employee must carefully consider any action that could dilute or affect in any way the Company's copyright and trademark interests. No employee should enter into any agreement to transfer, assign or license the Company's copyrights or trademarks without the prior approval of the Company's General Counsel.

VIII. COMPLIANCE WITH AND IMPLEMENTATION OF CODE OF BUSINESS CONDUCT

      A.  General

      All employees are required to read, understand and refer to this Code. Compliance with the conduct policies set forth in this Code is required of all personnel. Enforcement is the direct responsibility of every supervisor. Managers and supervisors may be sanctioned for failure to instruct adequately their subordinates or for failing to detect non-compliance with applicable policies and legal requirements, where reasonable diligence on the part of the manager or supervisor would have led to the discovery of any problems or violations and given the Company the opportunity to correct them earlier.

      If an employee is approached by anyone inside or outside of the Company with a request to do something the employee recognizes to be illegal or unethical, the employee should refuse. The employee should tell the person making the request that such conduct is contrary to the Company's policy and then report the incident to the employee's supervisor. No supervisor may direct a subordinate to violate this Code.

      Employees should immediately disassociate themselves from taking part in any discussions, activities, or other situations that they recognize to be potentially illegal or unethical. If an employee becomes aware of any illegal or unethical conduct or behavior in violation of this Code by anyone working for or on behalf of the Company, that employee should report it promptly, fully and objectively to the General Counsel. The Company will attempt to treat such reports confidentially and to protect the identity of the employee who has made the request to the maximum extent and as maybe be permitted under applicable law. All reports will be investigated. Upon receipt of credible reports of suspected violations or irregularities, the General Counsel shall see that corrective action takes place appropriately.

THIS CODE SETS FORTH GENERAL GUIDELINES ONLY AND MAY NOT INCLUDE ALL CIRCUMSTANCES THAT WOULD FALL WITHIN THE INTENT OF THE CODE AND BE CONSIDERED A VIOLATION THAT SHOULD BE REPORTED. EMPLOYEES SHOULD REPORT ALL SUSPECTED DISHONEST OR ILLEGAL ACTIVITIES WHETHER OR NOT THEY ARE SPECIFICALLY ADDRESSED IN THE CODE.

      B.  Questions Regarding Code

      General questions regarding this Code or the application of this Code to particular situations may be directed to Nelson's General Counsel, F.M. Wentworth, Jr. Questions from Directors and Executive Officers may also be discussed with the Chairman of the Board or the Chairman of the Audit Committee.

      C.  Determination of Violations

      Determinations regarding whether a violation of this Code has occurred shall be made as follows:

      1.  Process:

          (a) If the alleged violation under consideration concerns an Executive Officer or Director, the determination of the existence of any violation shall be made by the Audit Committee in consultation with legal counsel.

          (b) If the situation under consideration concerns any other employee, the determination of the existence of a violation shall be made by the General Counsel.

          (c) Whoever makes the decision as to whether a violation has occurred shall document the decision and forward the documentation to the Director of Human Resources for filing and retention, with a copy to the Legal Department. These files shall be available to the Internal Audit and Legal Departments.

          (d) In determining whether a violation of this Code has occurred, the committee or person making such determination may take into account to what extent the violations were intentional; the qualitative and quantitative materiality of such violation from the perspective of either the detriment to Nelson or the benefit to the Director, Executive Officer, or employee, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable under all the facts and circumstances.

      2. Acts or omissions determined to be violations of this Code by other than the Audit Committee under the process set forth above shall be promptly reported by the Legal Department to the Audit Committee and by the Audit Committee to the Board.

      D.  Request for Waivers

      A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code.

      1.  Process:

          (a) If the request under consideration relates to an Executive Officer or Director, the determination with respect to the waiver shall be made by the Audit Committee, in consultation with the legal counsel and submitted to the Board for ratification.

          (b) If the request under consideration relates to any other employee, the determination shall be made by the General Counsel course of business, in which case such determination shall be made by the Audit Committee.

          (c) The decision with respect to the waiver requested shall be documented and forwarded to the Director of Human Resources for filing and retention, with a copy to the Legal Department. These files shall be available to the Internal Audit and Legal Departments.

      2. All waivers of this Code (other than those approved by the Audit Committee) shall be promptly reported by the Legal Department to the Audit Committee.

      3. Waivers will not be granted except under extraordinary or special circumstances.

      4. Board of Directors in consultation with the legal counsel, waivers shall be publicly disclosed on a timely basis.

      E.  Good Faith Reporting of Wrongdoing

      1. Employees of Nelson are protected, to the extent provided by law, against retaliation by Nelson when they provide information or assist in an investigation by federal regulators, law enforcement, Congress, or Nelson itself, regarding conduct which the employee reasonably believes relates to fraud against Nelson's shareholders.

      2. Good faith reports of wrongdoing should be submitted, in writing, to the General Counsel, or, if such reports concern the General Counsel, to the Chairman of the Board. The General Counsel may arrange a meeting with the employee to allow the employee to present a personal and complete description of the situation.

          (a) "Good faith report" shall mean a report of conduct defined as wrongdoing, which the person making the report has reasonable cause to believe is true and which is made without malice or consideration of personal benefit.

          (b) "Wrongdoing" shall mean a violation which is not of a merely technical or minimal nature of a federal or state statute or regulation or of this Code designed to protect the interest of the public or Nelson.

      3. Directors may submit any good faith reports of wrongdoing in writing to the General Counsel. A thorough investigation will be undertaken by the General Counsel or his designee and appropriate action taken.

      4. The Sarbanes-Oxley Act of 2002 requires that the Nelson Audit Committee establish procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters. Employee complaints and reports of this nature shall be handled under the procedures established by the Audit Committee.

      It is the policy of Nelson to comply with both the letter and the spirit of the federal laws and regulations that govern Nelson's activities. All operating policies, procedures and forms used to conduct Nelson's business shall be in conformity with applicable federal laws and regulations. Any employee who violates a provision of this Code is subject to applicable disciplinary action ranging from warnings and reprimand up to and including termination, and, where appropriate, the filing of a civil or criminal complaint. Directors who violate a provision of this Code are subject to such sanction as the Board of Directors shall impose. Notwithstanding the foregoing, Nelson also preserves and reserves its other rights and remedies against any individual who violates any provision of this Code, both at law and in equity.

IX.   DISCLAIMER OF EMPLOYMENT CONTRACT

      This Code is neither an employment contract nor any guaranty of continued employment. The employment relationship between Nelson and its employees is "at will". Nelson's policies, guidelines and related procedures are subject to unilateral change by Nelson at any time. A fuller discussion of these matters appears in the Handbook For Employees and Managers of Thomas Nelson, Inc.

X.    RESERVATION OF RIGHTS

      The Company reserves the right to amend this Code, in whole or in part, at any time and solely at its discretion. Any amendments, to the extent determined to be required or appropriate by the Board of Directors in consultation with the legal counsel, shall be publicly disclosed on a timely basis.

XI.   CERTIFICATION

      Each Director and employee will be required to read or review this Code each year and certify, in writing, that he or she understands his or her responsibilities to comply with the guidelines and provisions set forth herein.